Exhibit 10.1
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of May 3, 2011, but shall be effective on the Starting Date (as defined below), by and between Bluefly, Inc., a Delaware corporation (the “Company”), and Joseph Park (“Park”).

RECITALS

1.           The Company desires to retain the services of Park as Chief Operating Officer of the Company in accordance with the terms and conditions of this Agreement.

2.           Park will serve the Company as Chief Operating Officer in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Park agree as follows:

1.           TERM

The Company hereby agrees to employ Park as Chief Operating Officer of the Company, and Park hereby agrees to serve in such capacity, for a term commencing on May 23, 2011 or such other date as the parties may mutually agree (the “Starting Date”) and continuing through June 30, 2014 (as the same may be earlier terminated pursuant to the terms of this Agreement, the “Employment Term”), upon the terms and subject to the conditions contained in this Agreement.

2.           DUTIES

During the Employment Term, Park shall serve as Chief Operating Officer of the Company, and shall be responsible for the duties attendant to such office and such other managerial duties and responsibilities with the Company consistent with such office as may be reasonably assigned from time to time by the Chief Executive Officer and/or President of the Company.

The principal location of Park’s employment shall be in the New York City vicinity (i.e., within a 20 mile radius), although Park understands and agrees that he will be required to travel from time to time for business reasons.  Park shall diligently and faithfully perform his obligations under the Agreement and shall devote his full professional and business time to the performance of his duties as Chief Operating Officer of the Company during the Employment Term.  Park shall not, directly or indirectly, render business services to any other person or entity, without the consent of the Company's Chief Executive Officer.

3.           BASE SALARY

For services rendered by Park to the Company during the Employment Term, the Company shall pay him a base salary of $325,000 per year, payable in accordance with the standard payroll practices of the Company, subject to annual increases in the sole discretion of the Chief Executive Officer and the Company's Board of Directors, taking into account the financial and operating performance of the Company's business and divisions and a qualitative assessment of Park’s performance during such year.

4.           BONUS/OPTIONS

a             Park will be awarded a sign-on bonus of $50,000, payable with the first regularly scheduled payroll following the Starting Date and an additional bonus of $25,000, payable with the first regularly scheduled payroll following December 31, 2011, assuming that he remains employed with the Company as of such date.

b.           In addition, for each fiscal year during the Term, provided that Park remains employed with the Company as of December 31 of such fiscal year, Park will be eligible to earn the following bonuses:  (i) a performance bonus targeted at thirty-five percent (35%) of Park’s then-current base salary, based upon the achievement of one or more targets to be set for each fiscal year by the Compensation Committee in its sole discretion, and subject to a pro rata adjustment for underachievement or overachievement of the targets within limits determined by the Committee in its sole discretion; and (ii) such additional performance bonus for each fiscal year as may be determined by the Compensation Committee in its sole discretion.    Any bonus payable under this section shall be paid no later than March 15th of the fiscal year following the fiscal year to which such bonus relates.  Notwithstanding the foregoing, Park’s bonus for the 2011 fiscal year will be pro-rated based upon the number of days during the year in which he was employed by the Company.

c.           The Company hereby agrees to cause, on the Starting Date, the issuance to Park of options (“Options”) to purchase 450,000 shares (the “Shares”) of the Company's common stock, $.01 par value (“Common Stock”).  The Options shall be issued pursuant to, and in accordance with, the Company's 2005 Stock Incentive Plan (the “Plan”).  The Options shall be Incentive Stock Options (as defined in the Plan) to the extent allowed by law, and shall be exercisable at a price equal to the Fair Market Value (as defined in the Plan) of the Common Stock on the date of grant.  The Options shall vest with respect to 56,250 Shares on the six month anniversary of the date of grant, and the remainder of the Option shall vest in forty-two (42) equal monthly installments, with the first such installment vesting on the seven (7) month anniversary of the date of grant.  The Term of each Option shall be 10 years from the date of grant.  During the Term of this Agreement, Park shall be eligible to participate in the Company's future stock option grants as determined appropriate by the Committee in its sole discretion.

(d)           In the event that a Change of Control (as defined below) occurs during the term of this Agreement, one half of any unvested stock options granted to Park which are outstanding as of the date of that Change of Control and have not yet vested (“Unvested Options”) shall be deemed to be fully vested as of that date.  Subject to paragraph 7(c), the remaining one half of the Unvested Options shall vest on the earliest to occur of (x) the scheduled vesting date and (y) twelve (12) months from the date of such Change of Control, subject, in each case, to Park’s continued employment with the Company on such dates.

(e)           For purposes of this Agreement, “Change of Control” shall be deemed to occur upon:

(1)           the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more (on a fully diluted basis) of either (A) the then outstanding shares of common stock of the Company, taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Agreement, the following acquisitions shall not constitute a Change of Control:  (I) any acquisition by the Company or any “Affiliate” (as defined below), (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate, (III) any acquisition by Quantum Industrial Partners LDC, Soros Fund Management LLC, and/or SFM Domestic Investments LLC and/or any of their affiliates (collectively, “Soros”), (IV) any acquisition by Rho Ventures VI, L.P. and/or any of its affiliates (collectively, “Rho”)or (V) any acquisition which complies with clauses (A), (B) and (C) of sub-paragraph (e)(5) hereof ;

(2)           Individuals who, on the date hereof, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(3)           the dissolution or liquidation of the Company;

(4)           the sale of all or substantially all of the business or assets of the Company;

or

(5)           the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination:  (A) more than fifty percent (50%) of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Company’s Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no Person (other than Soros, Rho or any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of thirty percent (30% ) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.

(f)           For purposes of this Agreement, the term “Affiliate” shall mean any entity that directly or indirectly is controlled by, controls or is under common control with the Company.

5.           EXPENSE REIMBURSEMENT AND PERQUISITES

a.           During the Term of this Agreement, Park shall be entitled to reimbursement of all reasonable and actual out-of-pocket expenses incurred by him in the performance of him services to the Company consistent with corporate policies, if any, provided that the expenses are properly accounted for.  Any such reimbursement will be made to Park as soon as administratively feasible following submission of such documentation of such expense, but shall be made no later than the calendar year following the calendar year in which such expense is incurred by Park.  In the event that any such reimbursement is taxable to Park, such reimbursement shall be made as soon practical upon Park’s submission of a request to be reimbursed, but in all events such reimbursement will be made prior to the end of the calendar year next following the calendar year in which the applicable expense was incurred.

b.           During each calendar year of the Employment Term, Park shall be entitled to 20 days vacation with full pay in accordance with the Company’s then-current vacation policies; provided, however, that Park shall schedule such vacations at times convenient to the Company.

c.           During the Employment Term, the Company shall provide an annual allowance of ten thousand dollars ($10,000) for the purchase of term life insurance by the Company for the benefit of Park (which shall be in lieu of any other life insurance benefit) and/or the purchase of a supplemental disability insurance policy.  In addition, Park shall be entitled to participate in all health insurance, dental insurance, long-term disability insurance and other employee benefit plans instituted by the Company from time to time on the same terms and conditions as other similarly situated employees of the Company, to the extent permitted by law.

6.           NON-COMPETITION; NON-SOLICITATION

a.           In consideration of the offer of employment, severance benefits and Options to be granted to Park hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, during the Non-Competition Term, Park shall not, without the prior written consent of the Company, anywhere in the world, directly or indirectly, (i) enter into the employ of or render any services to any Competitive Business; (ii) engage in any Competitive Business for his own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company while Park was employed by the Company; or (v) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers or other persons with whom the Company has a contractual relationship.  For purposes of this Agreement, a “Competitive Business” shall mean any person, corporation, partnership, firm or other entity which sells or has plans to sell ten (10) or more brands of luxury or high-end designer apparel and/or fashion accessories at prices that are consistently discounted to manufacturer’s suggested retail prices.   However, nothing in this Agreement shall preclude Park from investing his personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in him beneficially owning, at any time, more than three percent (3%) of the publicly-traded equity securities of such Competitive Business.  For purposes of this agreement, the “Non-Competition Term” shall mean a period beginning upon the commencement of the Employment Term and ending on the one (1) year anniversary of the end of the Employment Term.

b.           Park and the Company agree that the covenants of non-competition and non-solicitation contained in this paragraph 6 are reasonable covenants under the circumstances,

and further agree that if, in the opinion of any court of competent jurisdiction, such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.  Park agrees that any breach of the covenants contained in this paragraph 6 would irreparably injure the Company.  Accordingly, Park agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Park from any court having jurisdiction over the matter, restraining any further violation of this paragraph 6.

7.           TERMINATION

a.           This Agreement, the employment of Park, and Park’s position as Chief Operating Officer of the Company shall terminate upon the first to occur of:

(i)	his death;

(ii)
his "permanent disability," due to injury or sickness for a continuous period of four (4) months, or a total of eight months in a twenty-four month period (vacation time excluded), during which time Park is unable in substantial part to attend to his ordinary and regular duties, provided that the Company shall give Park thirty (30) days’ written notice prior to any such termination;

(iii)
a "Constructive Termination" by the Company during the Employment Term, which, for purposes of this Agreement, shall be deemed to have occurred upon (A) the removal of Park without his consent from his position as Chief Operating Officer of the Company, or (B) the material breach by the Company of this Agreement; provided that a Constructive Termination shall not be deemed to have occurred unless: (1) Park gives the Company notice within ninety (90) days after an event or occurrence which Park believes constitutes a Constructive Termination, specifying the event or occurrence which Park believes constitutes a Constructive Termination; and (2) the Company fails to cure such act or failure to act within thirty (30) days after receipt of such notice.

(iv)	the termination of this Agreement at any time without cause by the Company;

(v)
the termination of this Agreement for cause, which, for purposes of this Agreement, shall mean that (1) Park has been convicted of a felony or any serious crime involving moral turpitude, or engaged in materially fraudulent or materially dishonest actions in connection with the performance of his duties hereunder, or (2) Park has willfully and materially failed to perform his duties hereunder, or (3) Park has willfully or negligently breached the terms and provisions of this Agreement in any material respect, or (4) Park has failed to comply in any material respect with the Company's policies of conduct that have been communicated to him, including with respect to trading in securities, provided that the Company shall provide Park with at least five (5) business days’ prior written notice of any such failure to comply and an opportunity to cure such failure, to the extent curable; or

(vi)	the termination of this Agreement by Park, which shall occur on not less than 30 days prior written notice from Park.

b.           In the event that this Agreement is terminated during the Employment Term pursuant to paragraphs 7(a)(i), 7(a)(ii), 7(a)(v) or 7(a)(vi), the Company shall pay Park his base salary only through the date of termination.  In the event that this Agreement is terminated during the Employment Term pursuant to paragraphs 7(a)(iii) or 7(a)(iv), the Company shall pay Park, contingent upon his continued performance of his obligations under Section 6, the then-current base salary for a period of one-hundred eighty (180) days (the “Severance Payments”).  The Severance Payments shall be payable in periodic installments in accordance with the Company's standard payroll practices and will be subject to any applicable withholding, and shall be conditioned upon Park executing an effective release of any claims against the Company, in a form reasonably satisfactory to the Company, which becomes effective within 60 days of such termination.  The Severance Payments will commence when such release becomes effective; notwithstanding the foregoing, if such 60 day period begins in one calendar year and ends in a subsequent calendar year, the Severance Payments will not commence until the second calendar year.  Except as provided in this paragraph, upon any termination of employment, all other rights Park may have to base salary, perquisites or other compensation as set forth in paragraphs 3, 4, and/or 5, including, without limitation, bonus payments and unvested Option grants, but excluding any vested Option or any option grant that vests upon such termination pursuant to Section 4(b), shall be forfeited.

c.           Notwithstanding anything herein to the contrary, if any payments due under this Agreement (including, but not limited to any payments related to the Options) would subject Park to any tax imposed under Section 409A of the Code if such payments were made at the time otherwise provided herein, then the payments that cause such taxation shall be payable in a single lump sum on the first day which is at least six (6) months after the date of Park’s "separation from service" as set forth in Code Section 409A(2)(A)(i) and the official guidance issued thereunder.

8.           CONFIDENTIALITY

a.           Park recognizes that the services to be performed by him are special, unique and extraordinary in that, by reason of his employment under this Agreement, he may acquire or has acquired confidential information and trade secrets concerning the operation of the Company, its  predecessors, and/or its affiliates, the use or disclosure of which could cause the Company, or its affiliates substantial loss and damages which could not be readily calculated and for which no  remedy at law would be adequate.  Accordingly, Park covenants and agrees with the Company that he will not at any time during the Term of this Agreement or thereafter, except in the performance of his obligations to the Company or with the prior written consent of the Board of Directors or as otherwise required by court order, subpoena or other government process, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company.  If Park shall be required to make such disclosure pursuant to court order, subpoena or other government process, he shall notify the Company of the same, by personal delivery or electronic means, confirmed by mail, within twenty-four (24) hours of learning of such court order, subpoena or other government process and, at the Company's expense (such expenses to be advanced by the Company as reasonably required by Park), shall (i) take all necessary and lawful steps reasonably required by the Company to defend against the enforcement of such subpoena, court order or government process, and (ii) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.   The term "confidential information" includes, without limitation, information not in the public domain and not previously disclosed to the public or to the trade by the Company's management with respect to the Company's or its affiliates' facilities and methods, trade secrets and other intellectual property, designs, manuals, confidential reports, supplier names and pricing, customer names and prices paid, financial information or business plans.

b.           Park confirms that all confidential information is and shall remain the exclusive property of the Company.  All memoranda, notes, reports, software, sketches, photographs, drawings, plans, business records, papers or other documents or computer-stored or disk-stored information kept or made by Park relating to the business of the Company shall be and will remain the sole and exclusive property of the Company and all such materials containing confidential information shall be promptly delivered and returned to the Company immediately upon the termination of his employment with the Company.

c.           Park shall make full and prompt disclosure to the Company of all inventions, improvements, ideas, concepts, discoveries, methods, developments, software and works of authorship, whether or not copyrightable, trademarkable or licensable, which are created, made, conceived or reduced to practice by Park while performing his services hereunder to the Company, whether or not during normal working hours or on the premises of the Company and which relate in any manner to the business of the Company (all of which are collectively referred to in this Agreement as "Developments").  All Developments shall be the sole property of the Company, and Park hereby assigns to the Company, without further compensation, all of his rights, title and interests in and to the Developments and any and all related patents, patent applications, copyrights, copyright applications, trademarks and trade names in the United States and elsewhere.

d.           Park shall assist the Company in obtaining, maintaining and enforcing patent, copyright and other forms of legal protection for intellectual property in any country. Upon the request of the Company, Park shall sign all applications, assignments, instruments and papers and perform all acts necessary or desired by the Company in order to protect its rights and interests in any Developments.

e.           Park agrees that any breach of this paragraph 8 will cause irreparable damage to the Company and that, in the event of such breach, the Company will have, in addition to any and all remedies of law, including rights which the Company may have to damages, the right to equitable relief including, as appropriate, all injunctive relief or specific performance or other equitable relief.  Park understands and agrees that the rights and obligations set forth in paragraph 8 shall survive the termination or expiration of this Agreement.

9.           REPRESENTATIONS AND WARRANTIES

a.           Park represents and warrants to the Company that he was advised to consult with an attorney of Park's own choosing concerning this Agreement.

b.           Park represents and warrants to the Company that, to the best of his knowledge, the execution, delivery and performance of this Agreement by Park complies with all laws applicable to Park or to which his properties are subject and does not violate, breach or conflict with any agreement by which he or his assets are bound or affected.

10.           INDEMNIFICATION

The Company shall indemnify and hold Park harmless to the fullest extent permitted by law from and against any and all claims, losses, liabilities, damages and expenses including, but not limited to, reasonable attorneys’ fees incurred by, imposed upon or asserted against Park as a result of or arising out of any acts or omission by Park in his capacity as an officer, director, employee or consultant of the Company.

11.           GOVERNING LAW; ARBITRATION

This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the internal laws of the State of New York, without giving effect to its conflict of law provisions.  Except as set forth below, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by arbitration in accordance with the rules of the American Arbitration Association (the “AAA”) then pertaining in the City of New York, New York, by a single arbitrator to be mutual agreed upon by the parties or, if they are unable to so agree, by an arbitrator selected by the AAA.  The parties shall be entitled to a minimal level of discovery as determined by the arbitrator.  The arbitrator shall be empowered to award attorney’s fees and costs if he or he deems such award appropriate.  Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Nothing contained in this paragraph 11 or the remainder of this Agreement shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by Park of the covenants contained in paragraphs 6 and 8 of this Agreement.

12.           ENTIRE AGREEMENT

This Agreement contains all of the understandings between Park and the Company pertaining to Park’s employment with the Company, and it supersedes all undertakings and agreements, whether oral or in writing, previously entered into between them.

13.           AMENDMENT OR MODIFICATION; WAIVER

No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing, signed by Park and by an officer of the Company duly authorized to do so.  Except as otherwise specifically provided in this Agreement, no waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

14.           NOTICES

Any notice to be given hereunder shall be in writing and delivered personally or sent by overnight delivery or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently designate by like notice:

If to the Company, to:

Bluefly, Inc.
42 West 39th Street
New York, NY 10018
Attn: Chief Executive Officer

If to Park, to:

at the address then on file in the Company’s payroll system

Any such notice shall be deemed given upon receipt.

16.           SEVERABILITY

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

17.           TITLES

Titles of the paragraphs of this Agreement are intended solely for convenience of reference and no provision of this Agreement is to be construed by reference to the title of any paragraphs.

18.           COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

BLUEFLY, INC.

By:	/s/ Melissa Payner-Gregor
Melissa Payner-Gregor
Chief Executive Officer

EMPLOYEE

/s/ Joseph Park
Joseph Park